EXHIBIT 10.7

MERIT INCREASE CRITERIA SET

In December 2006, the Board of Directors of WMS Industries Inc. (the “Corporation”), upon the recommendation of the Compensation Committee, approved criteria for merit increases to annual base salary for executive officers named in our proxy statement, including Brian R. Gamache, Orrin J. Edidin, Scott D. Schweinfurth, Kathleen McJohn and Patricia Barten, based on specific financial goals to be achieved at or during the twelve months ending September 30, 2007. The potential merit increase to the annual base salary for each officer ranges from 0% to 10% of his or her annual base salary depending on the Corporation’s financial performance against the goals set by the Board of Directors and will be effective January 1, 2008.